UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

Strategic Distribution, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-5228	22-1849240
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1414 Radcliffe Street, Suite 300, Bristol, Pennsylvania	19007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    215-633-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Ronald A. Biloon, on behalf of The Ronald A. Biloon Rollover IRA, a purported stockholder of Strategic Distribution, Inc. (SDI), filed a putative class action lawsuit on behalf of the public stockholders of SDI in the Court of Common Pleas of Bucks County, Pennsylvania.  On December 4, 2006, SDI was served with the complaint.  The complaint names as defendants SDI and its Board of Directors.

As previously announced on November 16, 2006, the Special Committee of SDI’s Board of Directors received a letter from William R. Berkley, Chairman of the Board of SDI, pursuant to which Mr. Berkley proposed to acquire, either individually or through an entity controlled by him, all of the outstanding equity interests of SDI for $8.30 per share in cash.  The complaint alleges that the proposed purchase price of $8.30 per share is grossly unfair, inadequate and provides value to SDI stockholders substantially below the fair or inherent value of SDI.  The complaint seeks to enjoin the proposed transaction, or, if the transaction is consummated, seeks to rescind the transaction or to recover unspecified damages.  The complaint further seeks costs, including an unspecified amount of  attorney’s fees and expenses.

SDI believes the lawsuit is without merit and intends to vigorously defend against its claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Distribution, Inc.

Date: December 6, 2006	By:	/s/ Donald C. Woodring
Donald C. Woodring
President & Chief Executive Officer